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                                                                       Exhibit 5

[Logo of Arent Fox Appears Here]


May 28, 1999

Litronic Inc.
2030 Main Street, Suite 1250
Irvine, California 92614

Ladies and Gentlemen:

We have acted as counsel for Litronic Inc., a Delaware corporation (the Company), in connection with the filing of a Registration Statement (No. 333-72151) (the Registration Statement) by the Company under the Securities Act of 1933, as amended (the Act), relating to the shares of its common stock, $0.01 par value per share (the Shares).

On the basis of such investigation as we have deemed necessary, we are of the opinion that assuming effectiveness of the Registration Statement under the Act, 4,255,000 Shares to the extent sold as contemplated in the Registration Statement, including 555,000 Shares if and to the extent the underwriters exercise an over-allotment option granted by the Company, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ ARENT FOX KINTNER PLOTKIN & KAHN, PLLC